UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2012

VILLAGE BANK AND TRUST

FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia	0-50765	16-1694602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15521 Midlothian Turnpike Midlothian, Virginia		23113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Village Bank (the “Bank”), a Virginia chartered community bank and wholly-owned subsidiary of Village Bank and Trust Financial Corp. (the “Company”), entered into a Stipulation and Consent to the Issuance of a Consent Order (the “Consent Agreement”) with the Federal Deposit Insurance Corporation and the Virginia Bureau of Financial Institutions (the “Supervisory Authorities”), pursuant to which the Supervisory Authorities issued the related Consent Order (the “Order”) effective February 3, 2012. The descriptions of the Consent Agreement and the Order set forth below are qualified in their entirety by reference to the full text of the Consent Agreement and the Order, copies of which are included herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Management. Within 30 days of the effective date of the Order, the Bank must retain a bank consultant to develop a written analysis and assessment of the Bank’s management and staffing needs for the purpose of providing qualified management for the Bank. Within 30 days from receipt of the consultant’s management report, the Bank must formulate a written management plan that incorporates the findings of the management report, a plan of action in response to each recommendation contained in the management report, and a timeframe for completing each action.

Capital Requirements. Within 90 days from the effective date of the Order and during the life of the Order, the Bank must have Tier 1 capital equal to or greater than 8% of its total assets, and total risk-based capital equal to or greater than 11% of the Bank’s total risk-weighted assets. Within 90 days from the effective date of the Order, the Bank must submit a written capital plan to the Supervisory Authorities which sets forth the steps that the Bank will take to achieve and maintain the capital requirements set forth in the Order. The capital plan must include a contingency plan in the event that the Bank fails to maintain the minimum capital ratios required in the Order.

Charge-offs. The Order requires the Bank to eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” and 50% of those classified “doubtful”. If an asset is classified “doubtful”, the Bank may, in the alternative, charge off the amount that is considered uncollectible in accordance with the Bank’s written analysis of loan or lease impairment. The Order also prevents the Bank from extending, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, on whole or in part, “loss” or “doubtful” and is uncollected. The Bank may not extend, directly or indirectly, any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been classified “substandard.” These limitations do not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.

Asset Growth. While the Order is in effect, the Bank must notify the Supervisory Authorities at least 60 days prior to undertaking asset growth that exceeds 10% or more per year or initiating material changes in asset or liability composition. The Bank’s asset growth cannot result in noncompliance with the capital maintenance provisions of the Order unless the Bank receives prior written approval from the Supervisory Authorities.

Restriction on Dividends and Other Payments. While the Order is in effect, the Bank cannot declare or pay dividends, pay bonuses, or pay any form of payment outside the ordinary course of business resulting in a reduction of capital without the prior written approval of the Supervisory Authorities. In addition, the Bank cannot make any distributions of interest, principal, or other sums on subordinated debentures without prior written approval of the Supervisory Authorities.

Brokered Deposits. The Order provides that the Bank may not accept, renew, or rollover any brokered deposits unless it is in compliance with the requirements of the FDIC regulations governing brokered deposits.

Written Plans and Other Material Terms. Under the terms of the Order, the Bank is required to prepare and submit a number of written plans or reports to the Supervisory Authorities, including the following:

•	Plan to improve liquidity, contingency funding, interest rate risk, and asset liability management.

•	Plan to reduce assets of $250,000 or greater classified “doubtful” and “substandard”.

•	Policy for determining the adequacy of the Bank’s allowance for loan and lease losses.

•	Plan for reducing and monitoring the Bank’s commercial real estate loans concentration of credit.

•	Revised lending and collection policy to provide effective guidance and control over the Bank’s lending and credit administration functions.

•	Effective internal loan review and grading system.

•	Policy for managing the Bank’s other real estate.

•	Business/strategic plan covering the overall operation of the Bank.

•	Plan and comprehensive budget for all categories of income and expense for the year 2012.

•	Policy and procedures for managing interest rate risk.

Under the Order, the Bank’s board of directors has agreed to increase its participation in the affairs of the Bank, including assuming full responsibility for the approval of policies and objectives for the supervision of all of the Bank’s activities. As required by the Order, the Bank has established a board committee to monitor and coordinate compliance with the Order.

The Order will remain in effect until modified or terminated by the Supervisory Authorities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Stipulation and Consent to the Issuance of a Consent Order

10.2	Consent Order

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: February 9, 2012	By:	/s/ Thomas W. Winfree
Thomas W. Winfree
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Stipulation and Consent to the Issuance of a Consent Order

10.2	Consent Order

99.1	Press Release